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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): NOVEMBER 23, 2004

                         ------------------------------

                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

          TEXAS                       1-31447                   74-0694415
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)

          1111 LOUISIANA
           HOUSTON, TEXAS                                              77002
(Address of principal executive offices)                             (Zip Code)

       Registrant's telephone number, including area code: (713) 207-1111

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         [ ]      Written communications pursuant to Rule 425 under the
Securities Act (17 CFR 230.425)

         [ ]      Soliciting material pursuant to Rule 14a-12 under the
Exchange Act (17 CFR 240.14a-12)

         [ ]      Pre-commencement communications pursuant to Rule 14d-2(b)
under the Exchange Act (17 CFR 240.14d-2(b))

         [ ]      Pre-commencement communications pursuant to Rule 13e-4(c)
under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.01       COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.


ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGMENT OF A REGISTRANT.

         On December 10, 2004, CenterPoint Energy, Inc. ("CenterPoint Energy") entered into the First Amendment (the "Amendment") to their Amended and Restated Credit Agreement, dated as of October 7, 2003, with the banks named therein. The purpose of the Amendment was to permit CenterPoint Energy's subsidiary Texas Genco Holdings, Inc. ("Texas Genco Holdings") to borrow funds to finance the purchase of Texas Genco Holdings' publicly held shares in the merger described below. The Amendment is attached to this report as
Exhibit 10.1.

         On December 14, 2004, Texas Genco Holdings merged with a wholly owned subsidiary of CenterPoint Energy. As a result of the merger, Texas Genco Holdings became a wholly owned subsidiary of CenterPoint Energy, and all of Texas Genco Holdings' publicly held shares (other than shares held by shareholders who validly perfect their dissenter's rights under Texas law) were converted into the right to receive $47 per share in cash without interest (the "Merger Consideration") and less any applicable withholding taxes. In connection with the merger, Texas Genco Holdings entered into a credit agreement (the "Overnight Bridge Loan") under which it borrowed approximately $716 million on December 14, 2004 to finance the payment of the aggregate Merger Consideration payable as a result of the merger. Texas Genco Holdings' shares ceased to be publicly traded as of the close of trading on December 14, 2004. The merger was part of the first step of the transaction announced in July 2004 in which Texas Genco LLC (formerly known as GC Power Acquisition
LLC), an entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, agreed to acquire Texas Genco Holdings for approximately $3.65 billion in cash. For additional information regarding the merger, please refer to the press release attached to this report as Exhibit 99.1, which press release is incorporated by reference herein.

         On December 15, 2004, Texas Genco Holdings completed the sale of its fossil generation assets (coal, lignite and gas-fired plants) to Texas Genco LLC for $2.813 billion in cash. Texas Genco Holdings used approximately $716 million of the cash proceeds from the sale to repay the Overnight Bridge Loan and distributed $2.231 billion, consisting of the balance of the cash proceeds from the sale and cash on hand, to CenterPoint Energy. CenterPoint Energy used the proceeds primarily to repay outstanding indebtedness. The sale completed the first step of the transaction referenced above. The second step of the transaction, the merger of Texas Genco Holdings with a subsidiary of Texas Genco LLC in exchange for an additional cash payment of $700 million, is expected to close during the first half of 2005, following receipt of approval from the Nuclear Regulatory Commission. For additional information regarding the sale, please refer to the press release attached to this report as Exhibit 99.2, which press release is incorporated by reference herein.

ITEM 8.01       OTHER EVENTS.

         On November 23, 2004, Reliant Energy, Inc. paid $177 million to CenterPoint Energy, representing the "retail clawback" determined by the Public Utility Commission of Texas ("Texas Commission") in its True-Up Order issued in CenterPoint Energy's True-Up Proceeding. The electric restructuring legislation enacted by Texas in 1999 requires the Texas Commission to determine the retail clawback if the formerly integrated utility's affiliated retail electric provider retained more than 40 percent of its residential price-to-beat customers within the utility's service area as of January 1, 2004 (offset by new customers added outside the service territory). That retail clawback is a credit against the stranded costs the utility is entitled to recover. Under the terms of the Separation Agreement between Reliant Energy, Inc. and CenterPoint Energy, Reliant Energy, Inc. agreed to pay CenterPoint Energy the amount of the retail clawback determined by the Texas Commission. The payment was used by CenterPoint Energy to reduce outstanding indebtedness.


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ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.


         10.1           First Amendment to the Amended and Restated Credit Agreement, dated as of
                        December 10, 2004, among CenterPoint Energy, Inc. and the banks named therein.
         99.1           Press Release dated December 14, 2004.
         99.2           Press Release dated December 15, 2004.


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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CENTERPOINT ENERGY, INC.


Date:  December 16, 2004                By: /s/ James S. Brian
                                            -----------------------------------
                                            James S. Brian
                                            Senior Vice President and
                                            Chief Accounting Officer


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                                 EXHIBIT INDEX


Exhibit
 Number        Exhibit Description

10.1           First Amendment to the Amended and Restated Credit Agreement, dated as of
               December 10, 2004, among CenterPoint Energy, Inc. and the banks named therein.
99.1           Press Release dated December 14, 2004.
99.2           Press Release dated December 15, 2004.